Exhibit 99.1

Date: October 30, 2018	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, October 30, 2018— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2018. Revenues for the quarter ended September 30, 2018 were $148 million, an increase of 8.6% from revenues of $136 million in the same quarter of the prior year. Earnings per share for the quarter ended September 30, 2018 were $0.67, an increase of 51.4% from earnings per share of $0.44 in the same quarter of the prior year.

Revenues for the six months ended September 30, 2018 were $299 million, an increase of 9% from revenues of $274 million in the same quarter of the prior year.  Earnings per share for the six months ended September 30, 2018 were $1.29 and were $0.90 for the same period of the prior year.

Revenue growth for the quarter was driven by the Company’s third party administration services. While the workers’ compensation industry has seen an increase in consolidation across singularly focused market vendors, CorVel’s TPA customers enjoy improved outcomes as a result of having the most holistically integrated and efficient model in the industry. Continued advances of the Edge, CorVel’s proprietary Adjuster workstation, are contributing to our penetration in the market. The Company’s access to real time data from disparate aspects of the workers’ compensation management ecosystem allows CorVel to meaningfully impact the outcomes achieved for our carrier and TPA customer programs.

The momentum in the revenue growth of the Company has allowed CorVel to continue to invest in product development. During the quarter, the Company completed development work of our new Return-to-Work module. The module provides Adjusters with accurate return to work information while advancing the process in which claims are managed. Ensuring timely return to work is a key aspect of the lower average incurred costs per claim achieved by CorVel.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, business intelligence and analytics within claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters and Six Months Ended September 30, 2018 (unaudited) and September 30, 2017 (unaudited)

Quarter Ended	September 30, 2018	September 30, 2017
Revenues	148,176,000	136,431,000
Cost of revenues	116,686,000	110,679,000
Gross profit	31,490,000	25,752,000
General and administrative	15,094,000	13,670,000
Income from operations	16,396,000	12,082,000
Income tax provision	3,607,000	3,689,000
Net income	12,789,000	8,393,000
Earnings Per Share:
Basic	$0.68	$0.45
Diluted	$0.67	$0.44
Weighted Shares
Basic	18,877,000	18,759,000
Diluted	19,089,000	18,966,000

Six Months Ended	September 30, 2018	September 30, 2017
Revenues	298,574,000	274,043,000
Cost of revenues	235,731,000	219,508,000
Gross profit	62,843,000	54,535,000
General and administrative	31,031,000	28,299,000
Income from operations	31,812,000	26,236,000
Income tax provision	7,245,000	9,068,000
Net income	24,567,000	17,168,000
Earnings Per Share:
Basic	$1.30	$0.91
Diluted	$1.29	$0.90
Weighted Shares
Basic	18,899,000	18,785,000
Diluted	19,095,000	18,983,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
September 30, 2018 (unaudited) and March 31, 2018 (audited)

	September 30, 2018	March 31, 2018
Cash	90,133,000	55,771,000
Customer deposits	41,333,000	35,496,000
Accounts receivable, net	65,065,000	64,940,000
Prepaid taxes and expenses	7,612,000	7,110,000
Property, net	64,814,000	69,356,000
Goodwill and other assets	40,981,000	41,331,000
Total	309,938,000	274,004,000
Accounts and taxes payable	13,701,000	13,453,000
Accrued liabilities	101,856,000	84,536,000
Deferred tax liability	4,317,000	4,839,000
Paid-in capital	149,331,000	143,708,000
Treasury stock	(442,291,000)	(430,989,000)
Retained earnings	483,024,000	458,457,000
Total	309,938,000	274,004,000